Putnam Investors Fund, July 31, 2010, annual shareholder report

Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected as follows:

      				Votes for 	Votes withheld

Ravi Akhoury 			98,983,496 	4,362,687
Jameson A. Baxter 		99,026,993 	4,319,190
Charles B. Curtis 		98,911,921 	4,434,262
Robert J. Darretta 		99,072,588 	4,273,595
Myra R. Drucker 		98,963,722 	4,382,461
John A. Hill 			98,816,512 	4,529,671
Paul L. Joskow 			98,943,074 	4,403,109
Elizabeth T. Kennan* 		98,964,030 	4,382,153
Kenneth R. Leibler 		99,055,386 	4,290,797
Robert E. Patterson 		98,832,426 	4,513,757
George Putnam, III 		98,784,292 	4,561,891
Robert L. Reynolds 		99,055,613 	4,290,570
W. Thomas Stephens 		99,044,983 	4,301,200
Richard B. Worley 		99,000,281 	4,345,902

* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes					Broker
for		against			Abstentions	non votes

70,256,318 	2,804,234 		2,070,313 	28,215,318

All tabulations are rounded to the nearest whole number